Exhibit 99.1


  Guess?, Inc. Second Quarter 2004 Earnings Increase to $0.05 Per Share From
             Loss of $0.13 Per Share in Second Quarter Last Year

    LOS ANGELES, July 29 /PRNewswire-FirstCall/ -- Guess?, Inc. (NYSE: GES) today reported financial results for the second quarter ended June 26, 2004.

    Second Quarter Results
    For the second quarter ended June 26, 2004, the Company reported net earnings of $2.1 million, or diluted earnings of $0.05 per share, compared to a net loss of $5.4 million, or a diluted loss of $0.13 per share, for the second quarter ended June 28, 2003. The second quarter 2003 included a pre-tax restructuring, impairment and severance charge of $0.8 million, or $0.5 million net of tax.
    Paul Marciano, Co-Chairman and Co-CEO commented, "Guess?'s second quarter performance showed significant improvement over the prior year period. Strong same store sales growth in our retail stores, higher income from our licensing business and improved results in wholesale contributed to the gains for the period. We achieved a $12.3 million improvement in operating income as a result of a significant margin increase and considerable expense leverage on higher sales volume. We are focused on building on the momentum in our core businesses and best positioning Guess? for the long term."
    Total net revenue for the second quarter of 2004 increased 17.6% to $154.1 million from $131.0 million in the second quarter of 2003. The Company's retail stores, including those in Canada, generated revenues of $115.2 million in the 2004 second quarter, a 20.5% increase from $95.7 million, as reported in the prior year period. Comparable store sales increased 15.1% during the second quarter of 2004 from the prior year period. Net revenue from the Company's wholesale segment increased 6.3% to $29.3 million in the second quarter of 2004 from $27.5 million in the same year-ago period. Licensing segment net revenue increased 22.0% to $9.6 million in the second quarter of 2004 from $7.8 million in the prior year period. The Company operated 264 retail stores at second quarter-end 2004 versus 254 stores a year earlier.

    Six Month Results
    For the six months ended June 26, 2004, the Company reported net earnings of $2.9 million, or diluted earnings of $0.06 per share, versus a net loss of $11.2 million, or a diluted loss of $0.26 per share, in the comparable 2003 period. The 2003 six-month period included a pre-tax restructuring, impairment and severance charge of $0.8 million, or $0.5 million net of tax.
    Total net revenue increased 13.6% to $307.4 million in the 2004 six-month period from $270.6 million in the prior year period. The Company's retail stores, including those in Canada, generated revenue of $214.8 million for the first six months of 2004, an increase of 19.8% from $179.3 million for the prior year period. Comparable store sales increased 14.0% during the first half of 2004. Net revenue from the Company's wholesale segment in the first half of 2004 decreased 0.6% to $72.1 million from $72.6 million in the first six months of 2003. Licensing segment net revenue was $20.5 million in the first six months of 2004, a 9.6% increase from $18.7 million for the same prior year period.

    July 2004 Comparable Store Sales
    The Company's July 2004 fiscal month began on June 27, 2004 and will end on July 31, 2004. Based on current sales trends, the Company expects July comparable store sales to increase in the mid-teens on a percentage basis.

    The Company will hold a conference call at 4:30 pm (ET) on July 29, 2004 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the "Investor's Info" link from the "Guess, Inc." section of the site. The webcast will be archived on the website.

    Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, accessories and related consumer products. At June 26, 2004, the Company operated 264 retail stores in the United States and Canada. The Company also distributes its products through better department and specialty stores around the world. For more information about the Company, please visit www.guess.com.

    Except for historical information contained herein, certain matters discussed in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods and other future events to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ from current expectations include, among other things, the continued availability of sufficient working capital, the successful integration of new stores into existing operations, the continued desirability and customer acceptance of existing and future product lines (including licensed product lines), possible cancellations of wholesale orders, the success of competitive products, and the availability of adequate sources of capital. In addition to these factors, the economic and other factors identified in the Company's most recent annual report on Form 10-K for the fiscal year ended December 31, 2003 including but not limited to the risk factors discussed therein, could affect the forward-looking statements contained herein and in the Company's other public documents.

    For further information, please contact: Carlos Alberini, President & Chief Operating Officer, +1-213-765-3582, or Frederick G. Silny, SVP & Chief Financial Officer, +1-213-765-3289, both of Guess?, Inc.; or Wendi Kopsick of Kekst and Company, +1-212-521-4800, for Guess?, Inc.


                          Guess?, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (Unaudited)

                                           Three Months Ended
                                    June 26,                   June 28,
                                      2004                      2003
                                  $           %            $          %

     Net revenue
       Product sales          $144,489      93.8%       $123,164     94.0%
       Net royalties             9,608       6.2%          7,878      6.0%
                               154,097     100.0%        131,042    100.0%

     Cost of product sales      96,307      62.5%         90,055     68.7%

     Gross profit               57,790      37.5%         40,987     31.3%

     Selling, general and
      administrative expenses   52,577      34.1%         47,207     36.0%

     Restructuring, impairment
      and severance charges        ---        ---            846      0.7%

     Earnings (loss)
      from operations            5,213       3.4%         (7,066)    (5.4%)

     Other (income) expense:
       Interest expense          1,576       1.0%          2,558      2.0%
       Interest Income            (103)      0.0%            (58)    (0.0%)
       Other, net                  ---        ---            (11)    (0.0%)

     Earnings (loss) before
      income taxes (benefit)     3,740       2.4%         (9,555)    (7.3%)

     Income taxes (benefit)      1,609       1.0%         (4,110)    (3.1%)

     Net earnings (loss)        $2,131       1.4%        $(5,445)    (4.2%)

     Net earnings (loss) per share:

       Basic                     $0.05                    $(0.13)

       Diluted                   $0.05                    $(0.13)

     Weighted number of shares outstanding:

       Basic                    43,997                    43,155

       Diluted                  44,553                    43,155


                          Guess?, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (Unaudited)

                                               Six Months Ended
                                     June 26,                 June 28,
                                       2004                    2003
                                  $           %            $          %

     Net revenue
       Product sales          $286,894      93.3%       $251,886     93.1%
       Net royalties            20,548       6.7%         18,740      6.9%
                               307,442     100.0%        270,626    100.0%

     Cost of product sales     197,122      64.1%        188,290     69.6%

     Gross profit              110,320      35.9%         82,336     30.4%

     Selling, general and
      administrative expenses  102,498      33.3%         96,631     35.7%

     Restructuring, impairment
      and severance charges        ---        ---            846      0.3%

     Earnings (loss)
      from operations            7,822       2.6%        (15,141)    (5.6%)

     Other (income) expense:
       Interest expense          2,961       1.0%          4,646      1.7%
       Interest Income            (205)      0.0%            (83)    (0.0%)
       Other, net                  ---        ---            (26)    (0.0%)

     Earnings (loss) before
      income taxes (benefit)     5,066       1.6%        (19,678)    (7.3%)

     Income taxes (benefit)      2,179       0.7%         (8,460)    (3.2%)

     Net earnings (loss)        $2,887       0.9%       $(11,218)    (4.1%)


     Net earnings (loss) per share:

       Basic                     $0.07                    $(0.26)

       Diluted                   $0.06                    $(0.26)

     Weighted number of shares outstanding:

       Basic                    43,881                    43,148

       Diluted                  44,456                    43,148


                          Guess?, Inc. and Subsidiaries
                            Consolidated Segment Data
                                  (in thousands)
                                   (Unaudited)



                               Three Months Ended      Six Months Ended
                               June 26,   June 28,    June 26,    June 28,
                                 2004       2003        2004        2003

     Net revenue:
       Retail operations      $115,248    $95,657     $214,772    $179,319
       Wholesale operations     29,241     27,507       72,122      72,567
       Licensing operations      9,608      7,878       20,548      18,740
                              $154,097   $131,042     $307,442    $270,626


     Earnings (loss) from operations:
       Retail operations       $12,546     $4,430      $10,868     $(2,064)
       Wholesale operations     (5,260)    (8,388)      (1,163)     (8,128)
       Licensing operations      7,065      5,791       16,048      14,711
       Corporate overhead       (9,138)    (8,899)     (17,931)    (19,660)
                                $5,213    $(7,066)      $7,822    $(15,141)


                          Guess?, Inc. and Subsidiaries
                Selected Condensed Consolidated Balance Sheet Data
                                  (in thousands)
                                   (Unaudited)

                                         June 26,     Dec 31,     June 28,
                                           2004        2003        2003

                      ASSETS

     Cash and cash equivalents           $50,377     $67,163      $7,102

     Restricted cash                       4,097       4,509       4,923

     Receivables, net                     38,084      32,602      36,116

     Inventories, net                     96,810      83,530      96,269

     Other current assets                 26,684      22,840      30,005

     Property and equipment, net         106,524     114,403     120,911

     Other assets                         35,588      37,718      36,186

       Total Assets                     $358,164    $362,765    $331,512


       LIABILITIES AND STOCKHOLDERS' EQUITY

     Current installments of notes
      payable and long-term debt         $12,948     $13,931     $13,933

     Other current liabilities            92,510      96,944      77,105

     Notes payable and long-term debt,
      excluding current installments      47,773      54,161      67,631

     Other liabilities                    16,353      14,947      14,584

     Stockholders' equity                188,580     182,782     158,259

       Total Liabilities and
        Stockholders' Equity            $358,164    $362,765    $331,512


                          Guess?, Inc. and Subsidiaries
                      Condensed Consolidated Cash Flow Data
                                  (in thousands)
                                   (Unaudited)


                                                        Six Months Ended
                                                      June 26      June 28,
                                                        2004         2003


     Net cash used in operating activities             $(4,682)   $(18,241)

     Net cash used in investing activities              (6,736)     (7,179)

     Net cash (used in) provided by
      financing activities                              (5,282)        372

     Effect of exchange rates on cash                      (86)        397

     Net decrease in cash and cash equivalents         (16,786)    (24,651)

     Cash and cash equivalents at the
      beginning of the year                             67,163      31,753

     Cash and cash equivalents at the
      end of the period                                $50,377      $7,102


     Supplemental information:

     Depreciation and amortization                     $17,498     $17,508

     Rent                                               30,462      28,802


                          Guess?, Inc. and Subsidiaries
                                Retail Store Data
                                   (Unaudited)

                                                          Six Months Ended
                                                        June 26,    June 28,
                                                          2004        2003


     Number of stores at the beginning of the year         265         249

       Store openings                                        7           8

       Store closures                                       (8)         (3)

     Number of stores at the end of the period             264         254

     Total store square footage at the
      end of the period                              1,370,000    1,302,000

SOURCE  Guess?, Inc.
    -0-                             07/29/2004
    /CONTACT: Carlos Alberini, President & Chief Operating Officer, +1-213-765-3582, or Frederick G. Silny, SVP & Chief Financial Officer, +1-213-765-3289, both of Guess?, Inc.; or Wendi Kopsick of Kekst and Company, +1-212-521-4800, for Guess?, Inc./
    /Web site:  http://www.guess.com /
    (GES)

CO:  Guess?, Inc.
ST:  California
IN:  REA TEX FAS
SU:  ERN CCA